UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Amendment No. 1
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):           July 3, 2006
Portrait Corporation of America, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-8550	57-1208051

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

815 Matthews-Mint Hill Road, Matthews, North Carolina	28105

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:           (704) 847-8011
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Preliminary Note
     This Amendment No. 1 on Form 8-K/A amends the Current Report on Form 8-K of Portrait Corporation of America, Inc. (the “Company”) filed July 7, 2006 (the “Prior Report”) to correct certain dates in the description of Mr. Garrett’s experience as included in Item 5.02 of the Prior Report.
ITEM 5.02      DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF
                         PRINCIPAL OFFICERS
On July 3, 2006, the Company hired Thomas L. Garrett, Jr. as its new Executive Vice President and Chief Financial Officer effective July 24, 2006. Since 2003, Mr. Garrett, 52 years old, has served as the Executive Vice President and Chief Operating Officer of Churchill Mortgage Corporation/Nations Home Funding, Incorporated, a residential mortgage company. In 2001, he served as Senior Vice President and Chief Financial Officer for LTV Steel. From 1996-2000 he worked for Service Merchandise Company, a jewelry and home products retailer, serving as its Senior Vice President and Chief Financial Officer from 1999-2000 and its Treasurer from 1996-1998. Prior to joining Service Merchandise, Mr. Garrett served as Treasurer for Magma Copper Company for four years and with The Goodyear Tire & Rubber Company for sixteen years in various treasury management positions.
Mr. Garrett and the Company entered into a letter agreement (“Agreement”), signed July 3, 2006, that sets forth certain terms regarding his employment.
Pursuant to the Agreement, Mr. Garrett will serve as Executive Vice President and Chief Financial Officer. His employment will be on an “at will” basis. His annual base salary will be $265,000 per year (pro-rated for the first year), subject to annual review.
For years beyond the remainder of this fiscal year, Mr. Garrett will be eligible to receive a bonus of 50% of base salary based upon the achievement of defined performance goals. Because he was not involved in developing the Company’s budget for this fiscal year and will serve for only a portion of this fiscal year, his first year bonus will be a guaranteed minimum of $50,000.
Mr. Garrett will be granted options to purchase 50,000 shares, or approximately 1.2%, of the Company’s common stock. The terms of these options will be governed by the Company’s Stock Option Plan and, except as described below will vest in four equal annual installments. Of these options, 40,000 will be granted at an exercise price of $8.00 per share, and the remaining 10,000 will be granted at an exercise price of $26.50 per share. All options will vest upon a change in control event (which does not include an initial public offering of the Company), and must be exercised prior to or simultaneous with the change in control transaction. The options will have an eight year exercise term, unless no liquidity event has occurred during that time, in which case the option terms will be extended to the later of 60 days following an initial liquidity event or 60 days following the next liquidity event if he is restricted by law or any shareholders’ agreement from exercising options in connection with the initial liquidity event. The options will be subject to customary drag-along and tag-along provisions vis-à-vis Jupiter Partners II L.P. that will permit, or require, one party to sell proportional amounts of its stock in sale transactions initiated by the other.
Mr. Garrett’s unvested options may be cancelled by the Company in the event of his death, disability, termination without cause or resignation. In the event of termination for cause, the Company may cancel all of his options, whether vested or unvested. In the event he resigns, the time frame in which he must exercise his options will be shortened to 60 days following his resignation.
In the event Mr. Garrett’s employment is terminated other than for cause or because of his failure to accept comparable employment with any successor employer following a sale of the Company, he is entitled to receive the following termination payments: (1) 12 months of his then base salary (payable over 12 months), if the termination occurs within 12 months of the commencement of his employment; (2) 75% of his then base salary (payable over 9 months), if the termination occurs between 12 months and 36 months of the commencement of his employment; and (3) 50% of his then base salary (payable over 6 months), if the termination occurs following 36 months after the commencement of his employment. These payments will be conditioned on his execution of a full release and non-competition agreement covering the periods during which he will receive these payments.
If, in connection with a sale of the Company, Mr. Garrett is offered comparable employment on comparable terms with an affiliate or successor of the Company, he has agreed to accept or remain in such employment for a period of 12 months following such sale or such shorter period as may be requested of him. In the event he does not accept such offer or remain so employed, he has agreed to forfeit 33% of the option grants (pro rata by exercise price) granted pursuant to the Agreement and described above.
Mr. Garrett will be entitled to participate in the Company’s employee benefit plan provided to other executive employees, except that, for purposes of that plan, his health, life, dental, 401(k) and disability benefits will be deemed effective as of the commencement date of his employment, and he will be entitled to a minimum of 4 weeks of vacation per year.
Mr. Garrett will also receive $60,000 as a moving allowance.
For purposes of the Agreement, Mr. Garrett’s employment will be deemed to have commenced on July 24, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTRAIT CORPORATION OF AMERICA, INC.

Date: July 18, 2006	By: /s/ James Robert Wren, Jr.
James Robert Wren, Jr. Executive Vice President, General Counsel, Interim Chief Financial Officer, Treasurer and Secretary